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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form S-4 registration statement of TCI/Liberty Holding Company of our reports, dated March 21, 1994, relating to the consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, and the related financial statement schedules, which reports appear in the December 31, 1993 Annual Report on Form 10-K, as amended, of Tele-Communications, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                          KPMG Peat Marwick

Denver, Colorado
June 23, 1994